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                                                                    Exhibit 15.2

                          WESTERN FOREST PRODUCTS INC.

               ENVIRONMENTAL, HEALTH AND SAFETY COMMITTEE CHARTER

1.    GENERAL

      The Board of Directors (the "Board") of Western Forest Products Inc. (the "Corporation") has established an Environmental, Health and Safety Committee (the "Committee") to assist the Board in respect of health and safety matters and the Corporation's compliance with applicable environmental legislation.

2.    MEMBERS

      The Board will in each year appoint a minimum of two (2) directors as members of the Committee. All members of the Committee will be non-management directors. In addition, the Committee will have an appropriate representation of independent directors as required by law.

3.    DUTIES

      The Committee shall have the following duties:

      (a) Safe Workplaces: Review the Corporation's health and safety policies and procedures and require that each of the locations at which the Corporation or its subsidiaries has operations has adequate programs in place to provide safe workplaces, including adequate employee safety instruction, safety equipment and reporting on unsafe workplace conditions.

      (b) Monitor Compliance: To review the policies, programs, and practices of the Corporation and monitor the adequacy of compliance systems in the following areas:

            -     Environmental laws; and

            -     Health and safety laws.

      (c) Recommendations: To report and make recommendations to the Board on such areas of regulatory compliance as are considered appropriate from time to time (it being understood that the Committee will focus on the adequacy of compliance systems, practices and procedures, while the full Board will continue to receive the management reports on actual compliance results, including quarterly safety statistics, environmental audit results, status of enforcement actions, and notice of other material developments).

4.    CHAIR

      The Board will in each year appoint the Chair of the Committee from among the members of the Committee. In the Chair's absence, or if the position is vacant, the Committee may select another member as Chair. The Chair will have the right to exercise all powers of the Committee between meetings but will attempt to involve all other members as appropriate prior to the exercise of any powers and will, in any event, advise all other members of any decisions made or powers exercised.

5.    MEETINGS

      The Committee will meet at the request of its Chair, but in any event it will meet when required to consider matters referred to it by the Board. Notices calling meetings will be sent to all Committee members. The Chair of the Committee shall develop and set the Committee's agenda, in consultation with the other members of the Committee. Each member of the Committee is free to suggest the inclusion of items on the agenda. The agenda and information concerning the business to be conducted at each Committee meeting shall be distributed to the members of the Committee in advance of each meeting to permit meaningful review.

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6.    QUORUM

      A majority of members of the Committee, present in person, by teleconferencing, or by videoconferencing will constitute a quorum.

7.    REMOVAL AND VACANCY

      A member may resign from the Committee, and may also be removed and replaced at any time by the Board, and will automatically cease to be a member as soon as the member ceases to be a director. The Board will fill vacancies in the Committee by appointment from among the directors of the Board in accordance with Section 2 of this Charter. Subject to quorum requirements, if a vacancy exists on the Committee, the remaining members will exercise all its powers.

8.    EXPERTS AND ADVISORS

      In order to carry out its duties, the Committee may retain or appoint, at the Corporation's expense, such independent counsel and other experts and advisors as it deems necessary. The Committee shall provide notice to the Nominating and Corporate Governance Committee of its actions in this regard.

9.    ACCESS

      The Committee may have access to and direct contact with any employee, contractor, supplier, customer or other person that is engaged in any business relationship with the Corporation to confirm information or to investigate any matter within the mandate of the Committee.

10.   SECRETARY AND MINUTES

      The Chair of the Committee shall appoint a secretary for each meeting to keep minutes of such meeting. The minutes of the Committee will be in writing and duly entered into the books of the Corporation. The minutes of the Committee will be circulated to all members of the Board, redacted as may be determined necessary by the Chair to remove any sensitive personnel information not otherwise material to the Board.

11.   GENERAL

      The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Dated as of May 6, 2005